Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, April 1, 2005

STAR BUFFET, INC. TO CHANGE ACCOUNTING FOR LEASES

SALT LAKE CITY, UT – April 1, 2005 – Star Buffet, Inc. (Nasdaq: STRZ) today announced, following a review of its accounting policy including the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (SEC) on February 7, 2005 regarding certain operating lease accounting issues and their application under generally accepted accounting principles (“GAAP”) and in consultation with its independent registered public accounting firm, Mayer Hoffman McCann P. C., the Company as of March 28, 2005 determined that it needed to change its calculation and presentation of straight-line rent expense and related deferred rent liability.  As a result, the Company’s Audit Committee concluded that the Company’s previously filed financial statements for fiscal years 1998 through 2004 and the first three quarters of fiscal 2005 should be restated.  Previously, the Company recorded rent expense on a straight-line basis over the initial non-cancelable lease term.  The Company depreciated its leasehold improvements over a period that included both the initial non-cancelable term of the lease and certain option periods.  The Company will restate its financial statements to recognize rent expense on a straight-line basis which will conform to the term used to depreciate leasehold improvements on the leased property.

The Company estimates that the cumulative effect of the restatement through fiscal 2004 will be an increase in the deferred rent liability of approximately $485,000 and increase of approximately $170,000 in the deferred income tax asset.  As a result, retained earnings at the end of fiscal 2004 will decrease by approximately $315,000.  Rent expense for fiscal years ended 2002, 2003 and 2004 will increase by approximately $72,000, $42,000 and $82,000, respectively, and for the first three quarters of fiscal 2005 by approximately $26,000, $20,000 and $19,000, respectively. The restatement will decrease diluted net earnings per share by approximately $0.01, $0.01 and $0.02 for fiscal years ended 2002, 2003 and 2004, respectively, and by approximately $0.01 cumulatively for the first three quarters of fiscal 2005.  The restatement will not have any impact on the Company’s previously reported cash flows, sales or compliance with any covenant under its credit facility or other debt instruments.

These estimates are subject to change as the Company’s independent registered public accounting firm completes its audit.  These restatements will be reported by the Company in its Form 10-K filing with the (SEC) for the fiscal year ended January 31, 2005.  As a result of the restatement, the financial statements contained in the Company’s prior filings with the SEC should no longer be relied upon.

Safe Harbor Statement

Statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, demand and market acceptance risks, the effect of economic conditions, the impact of competition and pricing, the results of financing efforts, implementation of the Company’s acquisition and strategic alliance strategy, the effect of the Company’s accounting policies and other risks detailed in the Company’s Form 10-K for its fiscal year ended January 26, 2004, and other filings with the Securities and Exchange Commission.  Copies of all of the Company’s filings with the SEC are available to the public on the SEC’s web site at http://www.sec.gov.  The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of April 1, 2005 Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, seven JB’s restaurants, five BuddyFreddys restaurants, two JJ North’s Country Buffet restaurants, two Casa Bonita Mexican theme restaurants and two Holiday House restaurants.

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